EXHIBIT 99.1

FOR RELEASE	July 23, 2008

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com; 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-787-9696

NORTH STATE BANCORP REPORTS

SECOND QUARTER 2008

Assets Exceed $600 Million

Raleigh, NC … North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported that it experienced record growth in key balance sheet components in a year-to-year comparison of June 30, 2008 to June 30, 2007. At June 30, 2008, total assets had grown 25.3% to $632.2 million, total deposits had grown 17.2% to $530.4 million, and total loans had grown 38.1% to $534.6 million from June 30, 2007.

For the quarter ended June 30, 2008, the Company reported net income of $643,000 compared to $846,000 for the second quarter of 2007, a decrease of 24.0%. Net income per diluted share was $.09 for the quarter ended June 30, 2008 compared to $.12 for the same period in 2007. For the six months ended June 30, 2008, the Company reported net income of $1.27 million, compared to $1.55 million for the same period in 2007, a decrease of 18.1%. Earnings per diluted share for the six months ended June 30, 2008 and 2007 were $.17 and $.21, respectively.

Larry Barbour, President and CEO stated, “We are pleased we experienced record growth since June 30, 2007 in spite of the current economic slowdown; however, the unprecedented increase of 38% in our loans yielded far less income than we expected due to the Federal Reserve’s precipitous decrease in interest rates that began in the third quarter of 2007. Further, we continued to incur expenses associated with the infrastructure and operation of our two new full-service offices that opened simultaneously earlier this year in downtown Raleigh and in Wilmington, and of our loan production office that opened during the second quarter of 2008 in Morehead City.

“In this challenging economic environment, we continually review and assess our strategic thinking and plans to ensure they will be consistent with our vision as the bank of choice for our chosen niches of customers. As we celebrate our eighth anniversary, we remain as committed as ever to serving with excellence these target niches—attorneys, physicians, dentists, accountants, churches, property management firms, nonprofit organizations and high net worth individuals. We believe this strategic focus will continue to create core deposit growth through complete banking relationships with each of our customers. Our deposit and loan growth should enable us to continue to be a high-performing bank in our high-growth markets of Wake County, New Hanover County and Carteret County, NC. In all three counties that we serve, we deliver unique value and competitive advantages to those we bank,” Barbour continued.

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices and with one loan production office in Carteret County.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including economic conditions, changes in interest rates, substantial changes in financial markets, changes in real estate values and the real estate market, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, our limited operating history and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.